                                                                    Exhibit 99.1

                                     WGFK














                                August 21, 2001



VIA FACSIMILE (410)528-5650

The Special Committee
of the Board of Directors
G&L Realty Corp.
c/o Sharon A. Kroupa, Esq.
Ballard Spahr Andrews & Ingersoll, LLP
300 East Lombard Street, Suite 1900
Baltimore, Maryland 21202-3268

     Re: Fourth Amendment to Offer to Purchase G&L Realty Corp (the "Company")
         by Lyle Weisman, Asher Gottesman, Len Fisch and Igor Korbatov ("WGFK")
         ----------------------------------------------------------------------

Dear Ms. Kroupa:

       We received the Special Committee's letter of August 17, 2001.

       The Special Committee expressed two concerns regarding WGFK's offer, as amended: (i) that WGKF would not be able to secure 50.1% or more of the votes required to approve a transaction, because Messrs. Gottlieb and Lebowitz (purportedly together with other unnamed shareholders) opposed the WGFK transaction; and (ii) as a result of that uncertainty, absent indemnification by WGFK of the Company for the costs incurred by the Company in the event that neither the WGFK nor the Gottlieb and Lebowitz transaction was consummated, the Special Committee was disinclined to recommend the WGFK offer to the Board of Directors of GLR.

       In order to address both the Special Committee's concerns, WGFK hereby further amends its offer as follows:

       . WGFK shall deliver into an interest-bearing trust account of your counsel, Ballard Spahr Andrews & Ingersoll, LLP, a cashier's check in the amount of $750,000 (the

The Special Committee
c/o Sharon A. Kroupa, Esq.
August 21, 2001
Page 2


        "Initial Deposit"), which shall be credited towards the purchase price of the Company Stock.

     . No later than three (3) business days following execution of a definitive agreement between the Company and WGFK (the "Acquisition Agreement"), WGFK will increase the Good Faith Deposit by $1,750,000, for a total of $2,500,000 to be credited towards the purchase price of the Company Stock (together with the initial Deposit, the "Good Faith Deposit").

     . Should no transaction whereby holders of the common stock of the Company receive aggregate consideration of $12.00 or more for each share of the Company's common stock they own (regardless of the originator or such transaction) close within twelve (12) calendar months from the date of execution of the Acquisitor Agreement, the Good Faith Deposit shall become non-refundable to WGFK and be paid to the Company.

     We believe that this fourth amended proposal adequately addresses the Special Committee's concerns expressed in its August 17 letter: it protects the Company's shareholders from being railroaded into a transaction which gives them less than optimum value for their shares, while relieving the shareholders - of which we are part - from shouldering the cost of no transaction being consummated.

     We believe further that recission of the share ownership limitates waiver given exclusively to Messrs. Gottlieb and Lebowitz is appropriate, inasmuch as that waiver tilts the playing field in favor of the substantially lower priced share layout presented by Messrs. Gottlieb and Lebowitz.

     This foregoing shall constitute an amendment to the offer letter dated June 5, 2001, as amended by letters dated June 22, 2001, July 6, 2001, and July 30, 2001. And capitalized terms not defined in this letter shall have the meanings ascribed to them in the Offer, as amended. This fourth amended offer shall expire at 6:00 p.m. Pacific Daylight Time on Friday, August 24, 2001.

The Special Committee
c/o Sharon A. Kroupa, Esq.
August 21, 2001
Page 3


     The undersigned has been authorized to execute this Fourth Amendment to Offer by each of the other persons constituting WGFK. If you have any questions, please do not hesitate to contact WGFK through its counsel at the following address and phone number:

                  Aaron A. Grunfeld Esq.
                  Resch Polster Alpert & Berger LLP
                  10390 Santa Monica Boulevard, 4th Floor
                  Los Angeles, California 90025-5058
                  Telephone (310) 227-8300
                  Facsimile (310) 552-3209



     Thank you.

                               Very truly yours,

                               WGFK



                               Igor Korbatov
                               -----------------------------------
                               By: Igor Korbatov



ACCEPTED:

On Behalf of the Members of the
Board of Directors of the Company



By: _________________________________

     Its: ___________________________

Date: _______________________________



IG:AAG/thr